PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 21, 2011)	Registration Statement No. 333-178081

GLOBAL MEDIUM-TERM NOTES, SERIES G AND H
GLOBAL UNITS, SERIES G AND H

We, Morgan Stanley, may offer from time to time global medium-term notes, either alone or as part of a unit.  The specific terms of any notes that we offer will be included in a pricing supplement.  The notes will have the following general terms:

●     The notes will mature more than nine months from the date of issue.

●     The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.  Floating rates will be based on rates specified in the applicable pricing supplement.

●     The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

●     The notes will be either senior or subordinated.

●     The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

●     The notes will be issued in fully registered form, in bearer form, or in any combination of registered and bearer forms and will be represented by either definitive notes or by a single global note.

The pricing supplement may also specify that the notes will have additional terms, including the following:

●     The notes may be optionally or mandatorily exchangeable for securities of an entity that is not affiliated with us (as well as, in the case of Series H notes, for securities of an entity that is affiliated with us), for a basket or index of those securities or for the cash value of those securities.

●     Payments on the notes may be linked to currency prices, commodity prices, levels of rates or indices, securities of an entity that is not affiliated with us (or securities issued by an entity affiliated with us in the case of Series H notes), baskets of those securities or indices, or any combination of the above.

●     The notes may be either callable by us or puttable by you.

Units may include  notes, warrants, purchase contracts, debt obligations or other securities of an entity not affiliated with Morgan Stanley (or of an entity affiliated with Morgan Stanley in the case of the Series H units) or other property, or any combination thereof.  Each warrant will either entitle or require you to purchase or sell, and each purchase contract will require you to purchase or sell, (1) securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities or any other property, (2) currencies, (3) commodities, (4) any other property  or (5) any combination of the above.  The specific terms of any units we offer will be included in the applicable pricing supplement.

 Investing in the notes or units involves risks.  See “Risk Factors” beginning on page 5 of the accompanying prospectus.

The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International plc, which is our affiliate, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent.  The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale.  The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

The agent may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

 MORGAN STANLEY

November 21, 2011

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement.  We have not authorized anyone else to provide you with different or additional information.  We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

SUMMARY

The following summary describes the notes and units we are offering under this program in general terms only.  You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

We, Morgan Stanley, may offer from time to time the medium-term notes and units described in this prospectus supplement.  We will sell the notes and the units primarily outside the United States, but we may also sell them in the United States or both in and outside the United States simultaneously.  We refer to the notes and units offered under this prospectus supplement as our “Series G and Series H medium-term notes” and our “Series G and Series H units,” respectively.  We refer to the offering of the Series G and Series H medium-term notes and the Series G and Series H units as our “Series G and Series H program.”

General terms of the notes	●	The notes will mature more than nine months from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.
	●	The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.
	●	The notes will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.
	●	The notes will be either senior or subordinated.
	●	The notes may be either callable by us or puttable by you.
	●	Payments on the notes will generally be increased to offset the effect of any deduction for U.S. withholding taxes unless the notes are redeemed by us at our option.
	●	Early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation or information reporting requirements.
	●	The notes may be optionally or mandatorily exchangeable for securities of an entity that is not affiliated with us (as well as, in the case of the Series H notes, for securities of an entity that is affiliated with us), for a basket or index of those securities or for the cash value of those securities.
	●	Payments of principal and/or interest on the notes may be linked to currency prices, commodity prices, levels of rates or indices, securities of an entity that is not affiliated with us (as well as, in the case of Series H notes, securities of an entity that is affiliated with us), baskets of those securities or indices or any other property, or any combination of the above.
	●	We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.
	●	The notes may be issued either alone or as a part of a unit with any combination of other securities.
	●	The notes will be issued in bearer form, in fully registered form, or in any combination of registered and bearer forms and will be represented by either definitive notes or by a single global note.
	●	If represented by a single global bearer note, the notes either will be issued in New Global Note (“NGN”) form, in which case the notes may be “Eurosystem eligible” (as defined below under “—Forms of Securities”), or will be issued in Classic Global Note (“CGN”) form, in which case the notes will not be Eurosystem eligible.
●	If represented by a single global registered note, the notes either will be issued under the New Safekeeping Structure (“NSS”), in which case the notes may be Eurosystem eligible, or will be issued under the Classic Safekeeping Structure (“CSS”), in which case the notes will not be Eurosystem eligible.
●	We may from time to time, without your consent, create and issue additional notes with the same terms as notes previously issued so that they may be combined with the earlier issuance.

General terms of units	●
Units may include notes, warrants, purchase contracts, debt obligations or other securities of an entity not affiliated with us (or of an entity affiliated with us in the case of Series H units) or other property, or any combination thereof.

	●	Warrants will entitle or require you to purchase from us or sell to us:
o	securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities or any other property;
o	currencies;
o	commodities;
o	any other property; or
o	any combination of the above.
The applicable pricing supplement will explain how we or, if specified, you may satisfy any obligations under the warrants through the delivery of the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value of the underlying securities or commodities.
●	Purchase contracts included in units will require you to purchase or sell:
o	securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities, any other property;
o	currencies;
o	commodities;
o	any other property; or
o	any combination of the above.
●	A purchase contract issued as part of a unit may be either prepaid or paid at settlement. The applicable pricing supplement will explain the methods by which you may purchase or sell the specified securities, currencies or commodities at the settlement of the purchase contract and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of the purchase contract.
●	The applicable pricing supplement will indicate whether and under what circumstances securities included in a unit may be separated from the other securities comprised by that unit.

Forms of securities
The securities that we offer under our Series G and Series H program may be issued in bearer form or in fully registered form and, in each case, in definitive form or global form, or in any combination of the above.

Notes issued in global bearer form may be issued in NGN form or in CGN form.  The European Central Bank has announced that notes in NGN form will be in compliance with the “Standards for the use of EU securities settlement systems in ESCB credit operations” of the central banking system for the euro (the “Eurosystem”), provided that certain other criteria are fulfilled.  If such other eligibility criteria are fulfilled, notes in NGN form will be eligible to be pledged as collateral in Eurosystem operations (“Eurosystem eligible”).  Notes issued in CGN form will not be Eurosystem eligible.

Bearer notes initially will be represented by a temporary global bearer note that we will deposit with (i) in the case of notes issued in CGN form, a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, Clearstream Banking, société anonyme, Luxembourg, and/or any other relevant clearing system, or (ii) in the case of notes issued in NGN form, a common safekeeper (“CSK”) for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg.  Interests in each temporary global bearer note will be exchangeable for interests in permanent global bearer notes or for definitive registered or bearer notes.

Securities issued in fully registered form will be represented either by a global security or by certificates issued in definitive form, as set forth in the applicable pricing supplement.  Any security purchased on original issuance by or on behalf of a United States person must, subject to certain limited exceptions, be a registered security.

Notes issued in global registered form may be issued either under the NSS or CSS. Notes issued under the NSS will be registered in the name of a nominee of a CSK for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg. Notes issued under the CSS will be registered in the name of a nominee of a common depositary. The European Central Bank has announced that notes issued under the NSS will be in compliance with the “Standards for the use of EU securities settlement systems in ESCB credit operations” of the Eurosystem, provided that certain other criteria are fulfilled.  If such other eligibility criteria are fulfilled, notes issued under the NSS will be Eurosystem eligible. Notes issued under the CSS will not be Eurosystem eligible.
How to reach us	You may contact us at our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

DESCRIPTION OF NOTES

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus.  This section supplements that description.  The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus.  If a note is offered as part of a unit, investors should also review the information in “Description of Units” in the prospectus and in this prospectus supplement.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	Senior Debt Indenture (“Description of Debt Securities—Indentures”)

•	senior indebtedness (“Description of Debt Securities—Subordination Provisions”)

•	Subordinated Debt Indenture (“Description of Debt Securities—Indentures”)

General Terms of Notes

We may issue notes under the Senior Debt Indenture or the Subordinated Debt Indenture. The Series G and Series H medium-term notes issued under each indenture, together with our Series F global medium-term notes, referred to below under “Plan of Distribution (Conflicts of Interest),” will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series.  We may create and issue additional notes with the same terms as previous issuances of Series G or Series H medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Outstanding Indebtedness of Morgan Stanley. Neither indenture limits the amount of additional indebtedness that we may incur.  At September 30, 2011, we had approximately $132 billion aggregate principal amount of debt securities outstanding under the Senior Debt Indenture.  In addition, at September 30, 2011, we had approximately $6 billion aggregate principal amount of debt securities outstanding under an amended and restated senior indenture, dated May 1, 1999, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee, and approximately $4 billion aggregate principal amount of debt securities outstanding under an amended and restated subordinated indenture, dated May 1, 1999, between us and The Bank of New York Mellon (as successor to J.P. Morgan Trust Company, National Association), as trustee. For the purposes of this paragraph, these amounts include, for any debt security denominated in a foreign currency, the U.S. dollar equivalent on September 30, 2011 of the issue price of that debt security.

Ranking. Notes issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency.  Notes issued under the Subordinated Debt Indenture will rank on a parity with all of our other subordinated indebtedness and, together with all of our other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness.  See “Description of Debt Securities—Subordination Provisions” in the accompanying prospectus.  At September 30, 2011, we had outstanding approximately $179 billion of senior indebtedness (including approximately $8 billion of senior indebtedness consisting of guaranteed obligations of the indebtedness of subsidiaries), approximately $4 billion of subordinated indebtedness that will rank on a parity with notes issued under the Subordinated Debt Indenture and approximately $5 billion of junior subordinated indebtedness.

Terms Specified in Pricing Supplements.  A pricing supplement will specify the following terms of any issuance of our Series G and Series H medium-term notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	whether the notes are senior or subordinated;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•
for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

•	whether interest will be payable in cash or payable in kind;

•	if the note is an amortizing note, the amortization schedule;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•
whether the notes are currency-linked notes and/or notes linked to commodity prices, securities of an entity that is not affiliated with us (or securities issued by an entity affiliated with us in the case of Series H notes), baskets of those securities or indices or any other property, or any combination of the above;

•	the terms on which early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation or information reporting requirements;

•	whether payments on the notes will be increased to offset the effect of any deduction for U.S. withholding taxes;

•
the terms on which holders of the notes may convert or exchange them into or for stock or other securities of entities not affiliated with us, or into or for stock or other securities of entities affiliated with us in the case of the Series H notes, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

•
if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

•	whether the notes will be issued in bearer form, in fully registered form, or in any combination of registered and bearer forms;

•	whether the notes, if issued in global bearer form, will be issued in NGN form, and therefore may be Eurosystem eligible, or in CGN form, and therefore will not be Eurosystem eligible;

•	whether the notes, if issued in global registered form, will be issued under the NSS, and therefore may be Eurosystem eligible, or under the CSS, and therefore will not be Eurosystem eligible;

•	whether the notes will be listed on any stock exchange or other relevant authority;

•	any other terms on which we will issue the notes.

Some Definitions.  We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or in London or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, that is also a TARGET Settlement Day.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, Luxembourg.

“Euroclear” means Euroclear Bank S.A./N.V.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

For any definitive registered note, the “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day. For any global registered note, the “record date” for any interest payment date is the date one clearing system business day before such interest payment date, where “clearing system business day” means a day on which each clearing system for which such global registered note is being held is open for business.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system, which utilizes a single platform and which was launched on November 19, 2007 is open for the settlement of payment in euro.

References in this prospectus supplement to “U.S. dollars” and “U.S.$” and “$” are to the currency of the United States of America, all references to “pounds sterling” and “₤” are to the currency of the United Kingdom, all references to “Japanese Yen” and “¥” are to the currency of Japan and all references to “Australian dollars” and “AUD” are to the currency of the Commonwealth of Australia.

References in this prospectus supplement to “euro” and “€” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Forms of Notes

We will offer the notes on a continuing basis and will issue notes, either alone or as part of a unit, in:

•	definitive bearer form with coupons attached or in temporary or permanent global bearer form without coupons attached;

•	fully registered definitive or global form without coupons; or

•	any combination of registered and bearer forms.

References to “bearer notes” will, except where otherwise indicated, include permanent or temporary global bearer notes, as well as definitive bearer notes and any attached coupons.

Global Bearer Notes.  If we issue notes in bearer form, each bearer note will be represented initially by a temporary global bearer note, without coupons attached.  We will deposit each temporary global bearer note with (i) in the case of notes issued in CGN form, a common depositary for Euroclear, Clearstream, Luxembourg and/or any other relevant clearing system authorized to maintain accounts with that common depositary or (ii) in the case of notes issued in NGN form, a CSK for Euroclear and Clearstream, Luxembourg.  In each case, Euroclear and Clearstream, Luxembourg or, as applicable, any other relevant clearing system, will credit the account designated by or on behalf of the subscriber of those bearer notes with a principal amount of notes equal to the principal amount for which it has subscribed and paid.  The interests of each person or persons shown in the records of Euroclear or Clearstream, Luxembourg and/or any other relevant clearing system as being entitled to an interest in a temporary global bearer note (each a “beneficial owner”) will be exchangeable for interests in a permanent global bearer note in accordance with the procedures we describe in “Exchange of Temporary Global Bearer Notes for Permanent Global Bearer Notes” below.  In the case of notes issued in CGN form, a common depositary for Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, or, in the case of notes issued in NGN form, the CSK, will hold the permanent global bearer note for credit to the accounts designated by or on behalf of the beneficial owners.

With respect to notes issued in NGN form, the aggregate principal amount outstanding of the notes will be the aggregate amount from time to time entered in the records that both Euroclear and Clearstream, Luxembourg (together, the “Relevant Clearing Systems”) hold for their customers to reflect the amount of each such customer’s interest in the notes.  The records of the Relevant Clearing Systems will be conclusive evidence of the aggregate principal amount of the notes outstanding and a statement issued by either of the Relevant Clearing Systems stating the aggregate principal amount of the notes, which will be issued to the beneficial owner of such bearer notes, to the trustee or to the principal paying agent upon request, will be conclusive evidence of the records of the Relevant Clearing Systems at that time.

Exchange of Temporary Global Bearer Notes for Permanent Global Bearer Notes.  An interest in a temporary global bearer note may be exchanged for an interest in a permanent global bearer note on or after the exchange date described below if our paying agent has received an ownership certificate required under the United States Treasury regulations.  The “exchange date” for a temporary global bearer note will normally be the 40th day after the date on which we receive the proceeds of the sale of the note.  However, if an agent holds a note as part of an unsold allotment or subscription for more than 40 days after the closing date for the note, the exchange date will be the day after the date on which the agent sells the note.  The substance of the required ownership certificate and an explanation of how it is delivered to our paying agent is described under “—Interest and Principal Payments” below.

Exchange of Permanent Global Bearer Notes for Definitive Notes.  The beneficial owner of a note represented by a permanent global bearer note may exchange that interest for a definitive bearer note.  The beneficial owner must give 30 days’ written notice of exchange to the principal paying agent through either Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  If the principal paying agent receives an initial request to exchange an interest in a permanent global bearer note for a definitive bearer note or notes and the permanent global bearer note is in CGN form, all other interests in that permanent global bearer note will be exchanged for definitive notes, although interests in the definitive notes may continue to be held through Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  If the principal paying agent receives a request at any time to exchange an interest in a permanent global bearer note for a definitive bearer note or notes and the permanent global bearer note is in NGN form, the aggregate principal amount of such note or notes issued in definitive bearer form will be deducted from the aggregate principal amount of the permanent global note held by the CSK, as recorded in the records of Euroclear and Clearstream, Luxembourg, and the remaining principal amount of the permanent global bearer note will continue to be held by the CSK.  In either case, all such definitive bearer notes will be serially numbered, with coupons, if any, attached.

In addition, we will exchange all interests in a permanent global bearer note for definitive bearer notes of any authorized denominations if:

•	any note represented by the permanent global bearer note is accelerated following an Event of Default; or

•
either Euroclear or Clearstream, Luxembourg or any other relevant clearing system is closed for business for a continuous period of fourteen days, other than by reason of public holidays, or announces an intention to cease business permanently or in fact does so.

In the event of any exchange of an interest in a permanent global note for definitive notes, (i) if such permanent global note is in CGN form, the common depositary for Euroclear, Clearstream, Luxembourg and, as applicable, any other relevant clearing system, or (ii) if such permanent global note is in NGN form, the Relevant Clearing Systems, will instruct the principal paying agent regarding the aggregate principal amount and denominations of the definitive bearer note or notes that must be authenticated and delivered to Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, or the CSK, as applicable.  These exchanges will occur at no expense to the beneficial owners, as soon as practicable after the receipt of a notice of acceleration or clearing system closure, or, in the case of notes in CGN form, the initial request for definitive bearer notes.  No bearer notes will be delivered in the United States.

In the event of the exchange of interests in a permanent global note in NGN form comprising less than the entire aggregate principal amount of the permanent global note, the principal paying agent will authenticate and deliver the relevant definitive note or notes to the beneficial owner requesting such exchange and will instruct the Relevant Clearing Systems to reduce the aggregate principal amount of the permanent global bearer note in their records as described above, and the remaining principal amount of the permanent global bearer note will continue to be held by the CSK.  This exchange will occur at no expense to the beneficial owner, as soon as practicable after the receipt of the request for a definitive note or notes.

Limitations on Issuances of  and Delivery of Bearer Notes.  Unless otherwise specified in the applicable pricing supplement, bearer notes, including bearer notes in global form, will not be offered, sold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury regulations section 1.163-5(c)(2)(i)(D).  Any underwriters, agents or dealers participating in the offerings of bearer notes, directly or indirectly, must agree that (i) they will not, in connection with the original issuance of any bearer notes or during the restricted period with respect to such bearer notes (as defined in United States Treasury regulations section 1.163-5(c)(2)(i)(D)(7)), offer, sell or deliver, directly or indirectly, any bearer notes in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations described above; and (ii) they will not at any time offer, sell or deliver, directly or indirectly, any bearer notes in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations discussed above.

In addition, any underwriter, agent or dealer must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling bearer notes are aware of the above restrictions on the offering, sale or delivery of bearer notes.

As used in this prospectus supplement, the term “United States person” means, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.  In addition, certain trusts treated as United States persons before August 20, 1996 that elect to continue to be so treated to the extent provided in the United States Treasury regulations shall be considered United States persons.

Legend.  Each bearer note and coupon, if any, will bear the following legend, in English, “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.”

Registered Notes.  Securities issued in fully registered form will be represented either by a global security or by certificates issued in definitive form.  Any security purchased on original issuance by or on behalf of a United States person must, subject to certain limited exceptions, be a registered security.  Notes issued in global registered form may be issued either under the NSS or CSS. Notes issued under the NSS will be registered in the name of a nominee of a CSK for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg. Notes issued under the CSS will be registered in the name of a nominee of a common depositary. Notes issued under the NSS will be Eurosystem eligible if certain other eligibility criteria are fulfilled.  Notes issued under the CSS will not be Eurosystem eligible.

Denominations.  We will issue the notes:

•	for U.S. dollar-denominated notes, in denominations of U.S.$1,000 or any amount greater than U.S.$1,000 that is an integral multiple of U.S.$1,000; or

•
for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of U.S.$1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus, on the business day immediately preceding the date of issuance.

New York Law to Govern.  The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and Transfer

Definitive bearer notes and any coupons are transferable by delivery. You may exchange definitive bearer notes for other bearer notes in other authorized denominations and in an equal aggregate principal amount.  The exchange will take place at the offices of the principal paying agent in London, England or at the office of any transfer agent that we designate for that purpose.  The terms of, and procedures established under, the indenture govern any exchange of the definitive bearer notes.

We have initially designated The Bank of New York Mellon, London Branch (as successor to JPMorgan Chase Bank, N.A., London Branch), as a transfer and paying agent for the senior notes and as our principal paying agent for the senior notes outside the United States.  We have initially designated The Bank of New York Mellon, London Branch (as successor to J.P. Morgan Trust Company, National Association), as a transfer and paying agent for the subordinated notes and as our principal paying agent for the subordinated notes outside the United States.  We may at any time appoint additional transfer agents for the notes and may appoint additional paying agents for the notes outside the United States.  As long as any Series G notes are admitted to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc and the UK Listing Authority requires it, we will maintain a transfer agent and a paying agent in London.  If any European Union Directive on the taxation of savings comes into force, we will, to the extent possible as a matter of law, maintain a paying agent in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to any such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive.

You may present registered notes for registration of transfer or exchange at the offices of the registrar or at the offices of any transfer agent that we designate.  We have initially designated The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as our registrar and transfer agent for the registered senior notes and as our paying agent for registered senior notes in the United States.  We have initially designated The Bank of New York Mellon (as successor to J.P. Morgan Trust Company, National Association), acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as our registrar and transfer agent for the registered subordinated notes and as our paying agent for registered subordinated notes in the United States.  All references to a registrar will include any successor registrar that we appoint.  We can rescind our initial designation of the registrar or a transfer agent at any time.  However, so long as any notes remain outstanding, we will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where registered notes may be presented for registration of transfer and exchange.

We will not be required to:

•
register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the first publication or other transmission, if applicable, of the relevant notice of redemption, or if registered notes are outstanding and there is no publication, the mailing of the relevant notice of redemption;

•
register the transfer of or exchange any registered note selected for redemption or surrendered for optional repayment, in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed or repaid in part; or

•
exchange any bearer note selected for redemption or surrendered for optional repayment, except that the bearer note may be exchanged for a registered note representing the same principal amount as the bearer note so exchanged if that registered note is simultaneously surrendered for either redemption or repayment.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Exchange of Definitive Bearer Notes for Registered Notes.  If the applicable pricing supplement so specifies, you may elect to exchange definitive bearer notes, with all unmatured coupons, and all matured coupons, if any, in default, for registered notes.  The registered notes must be of authorized denominations and in an equal aggregate principal amount.  The exchange will take place at the office of the registrar or at the office of any transfer agent that we may designate for that purpose.  Definitive bearer notes that you surrender in exchange for registered notes (i) after the close of business at any designated office on any record date for the payment of interest on a registered note and (ii) before the opening of business at the designated office on the relevant interest payment date will be surrendered without the coupon related to the payment of interest on that interest payment date.  You can exchange registered notes for registered notes in other authorized denominations and in an equal aggregate principal amount in accordance with the provisions of the indentures.  You may not exchange registered notes for bearer notes.

Interest and Principal Payments

Global Bearer Notes.  The paying agent will pay interest on a temporary global bearer note to Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system on that portion of the temporary global bearer note held for its account.  The paying agent will pay interest to Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system only on that portion of the principal amount of the relevant temporary global bearer note for which it receives an ownership certificate signed by Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, as described in the following paragraph.  The ownership certificate must be dated no earlier than the interest payment date.  The ownership certificate will be based on ownership certificates provided to Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system by its participants.  Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit interest received to the accounts of the participants for the beneficial owners of those accounts only if the participants have furnished ownership certificates.

The person entitled to receive the principal of or interest on a temporary global bearer note must furnish an ownership certificate through the broker or other direct or indirect participant in the clearing systems through which it holds its interest in order to receive any principal or interest.  An ownership certificate is a signed certificate in writing, or an electronic certificate described in United States Treasury regulations section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of certification, the bearer note is:

•	owned by a person that is not a United States person;

•	owned by a United States person that:

o	is a foreign branch of a United States financial institution, as defined in the applicable United States Treasury regulations, purchasing for its own account or for resale, or

o	acquired the bearer note through a foreign branch of a United States financial institution and who holds the bearer note through the financial institution on the date of certification,

provided in either case, each such United States financial institution must agree, on its own behalf or through its agent, that it will comply with the requirements of section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the applicable United States Treasury regulations; or

•
owned by a United States or foreign financial institution for the purposes of resale during the restricted period, as defined in United States Treasury regulations section 1.163-5(c)(2)(i)(D)(7), and, if the owner of the bearer note is a United States or foreign financial institution described in this third clause, whether or not also described in the previous clauses, the financial institution must certify that it has not acquired the bearer note for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

On the exchange date and provided that the required ownership certificates have been received, the paying agent will exchange interests in a temporary global bearer note to the related permanent global bearer note.  The paying agent will pay the principal, premium, if any, and interest, if any, on the permanent global bearer note to Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system with respect to that portion of the permanent global bearer note held for its account.  At maturity, redemption or repayment or on an interest payment date, Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit the principal, premium, if any, and any interest, if any, received to the respective accounts of the beneficial owners of the permanent global bearer note.  Payment of principal, premium, if any, and interest, if any, made on any permanent global bearer note will be made to Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system in immediately available funds, subject to any applicable laws and regulations.

If a registered note is issued in exchange for any portion of a permanent global bearer note after the close of business at the office or agency where the exchange occurs on any record date and before the opening of business at the office or agency on the relevant interest payment date, the paying agent will not pay that interest to the beneficial owner of the registered note at that time.  Instead, the paying agent will pay that interest to Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system only.  Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit the interest to the account of the beneficial owner of that portion of the permanent global bearer note on the record date.

Definitive Bearer Notes.  The paying agent will pay principal, premium, if any, and interest, if any, on a definitive bearer note at maturity or upon redemption or repayment or on any interest payment date only if the notes and/or any coupons relating to that interest payment date are presented and surrendered.  The definitive bearer notes and/or coupons must be presented and surrendered at the offices of a paying agent outside the United States.  The holder has the option to receive payment (i) by check or (ii) by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States.  To elect the second option, the paying agent must receive appropriate wire transfer instructions not less than 15 calendar days prior to an applicable payment date.  Payment of interest on a definitive bearer note due on any interest payment date will be made only if the coupon relating to that interest payment date is presented and surrendered.  Payment will be made in immediately available funds, subject to any applicable laws and regulations.

All Bearer Notes.  Payment on any bearer note will not be made:

•	at any office or agency of ours in the United States;

•	by check mailed to any address in the United States; or

•	by wire transfer to an account maintained with a bank located in the United States.

Despite these general prohibitions, payments of principal, premium, if any, and interest, if any, on bearer notes payable in U.S. dollars will be made at the office of our paying agent in the Borough of Manhattan, The City of New York, if and only if the payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Registered Notes.  We describe how principal and interest payments are made on registered notes under “Description of Debt Securities—Interest and Principal Payments” in the accompanying prospectus.

Unavailability of Foreign Currency.  We describe how we will meet our obligations under the notes if the relevant specified currency is not available to us for making payments of principal of, premium, if any, or interest, if any, on any note and how this might occur under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus.

Unclaimed Principal, Premium or Interest.  If money is paid by us and held by the applicable trustee or any paying agent for payment of the principal, premium, if any, or interest, if any, on any notes that remain unclaimed at the end of two years after that principal, premium, if any, or interest, if any, has become due and payable, whether at maturity or upon call for redemption or otherwise:

•	the trustee or the paying agent will notify the holders of the notes that money will be repaid to us and any person claiming that money will thereafter look only to us for payment, and

•	that money will be repaid to us.

Upon repayment, the trustee or the paying agent for that money will not be liable for the money.  However, our obligation to pay the principal of, premium, if any, or interest on, the notes as they become due will not be limited in any way.

Discount Notes.  Some notes may be considered to be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant yield.  We refer to these notes as “discount notes.”  In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus, the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of

o	its issue price, expressed as a percentage of the aggregate principal amount, plus

o	the original issue discount accrued from the interest accrual date to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

For purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method.  The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated.  If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued.  If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.  The accrual of the applicable original discount described above may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain discount notes may not be treated as issued with original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes.  See the discussion under “United States Federal Taxation” in the accompanying prospectus.  See the applicable pricing supplement for any special considerations applicable to these notes.

Redemption and Repurchase of the Notes

Optional Redemption by Morgan Stanley.  The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity, other than as provided under “Tax Redemption” below, or will indicate the terms of our option to redeem the notes.

If the applicable pricing supplement indicates that we may redeem any issuance of notes prior to maturity in whole or in part and we redeem less than the entire aggregate principal amount of such notes at any time, (i) in the case of notes issued in CGN form, the trustee will select or cause to be selected, not more than 60 days (or such other indicated period) prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called for redemption by such method as the trustee deems fair and appropriate, or (ii) in the case of notes issued in NGN form, the notes to be redeemed will be selected in accordance with the rules and procedures of Euroclear and/or Clearstream, Luxembourg (to be reflected in the records of the Relevant Clearing Systems as either a pool factor or a reduction in nominal amount, at their discretion).

Repayment at Option of Holder.  If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date specified prior to its maturity date.

Other General Terms of the Notes

We describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected, how fixed and floating rates of interest on the notes are calculated and how redemption of the notes may be effected by us or our repurchase of the notes may be required by you under “Description of Debt Securities” in the accompanying prospectus.  The specific terms of any notes that we offer will be included in the applicable pricing supplement.

Exchangeable Notes

We may issue notes, which we refer to as “exchangeable notes,” that are optionally or mandatorily exchangeable into:

•	securities of an entity that is not affiliated with us as well as, in the case of Series H notes, securities of an entity that is affiliated with us;

•	a basket of those securities;

•	an index or indices of those securities; or

•	any combination of, or the cash value of, any of the above.

The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium.  The general terms of the exchangeable notes are described below.

Optionally Exchangeable Notes.  The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

Mandatorily Exchangeable Notes.  At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity.  If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property.  Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

Payments upon Exchange.  The applicable pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property.  The underlying property may be the securities of either U.S. or foreign entities or both.  The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted.  Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

Special Requirements for Exchange of Global Securities.  If an optionally exchangeable note is represented by a global bearer note or by definitive notes that remain on deposit with a common depositary, specified depository or CSK, as the case may be, for Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, the beneficial owner must exercise the right to exchange through Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  In order to ensure that Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system of its desire to exchange in accordance with the then applicable operating procedures of Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  Different firms have different deadlines for accepting instructions from their customers.  Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.

Payments upon Acceleration of Maturity or upon Tax Redemption.  If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, or is redeemed as set forth below under “—Tax Redemption,” the amount payable on:

•
an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

•
a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of an entity not affiliated with us (as well as, in the case of Series H notes, securities of an entity affiliated with us), baskets of those securities or indices of those securities or any other property, or any combination of the above.  These notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.”  The pricing supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

•	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “denominated currency”;

•	the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency”;

•	the interest rate per annum and the dates on which we will make interest payments;

•	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

•	additional tax considerations, if any.

The denominated currency and the payment currency may be the same currency or different currencies.  Interest on currency-linked notes may be paid in the denominated currency.

Tax Redemption

All Notes.  If specified in the applicable pricing supplement, the notes may be redeemed as a whole at our option at any time prior to maturity, if we determine that, as a result of:

•
any change in or amendment to the laws (including a holding, judgment or order by a court of competent jurisdiction), or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment occurs, becomes effective or, in the case of a change in official position, is announced on or after the date of the pricing supplement in connection with the issuance of the notes or any other date specified in the applicable pricing supplement, we have or will become obligated to pay additional amounts (as defined below under “—Payment of Additional Amounts”) with respect to the notes as described below under “—Payment of Additional Amounts.”  The redemption price will be equal to 100% of the principal amount of the notes, except as otherwise specified in the applicable pricing supplement or unless the note is a mandatorily exchangeable note, together with accrued interest to the date fixed for redemption.  See “Description of Notes—Exchangeable Notes—Payments upon Acceleration of Maturity or upon Tax Redemption” for information on mandatorily exchangeable notes.

Prior to giving notice of tax redemption pursuant to this paragraph, we will deliver to the applicable trustee:

•	a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

an opinion of independent legal counsel satisfactory to the trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate.

Morgan Stanley will give notice of any tax redemption.  Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement.  The date and the applicable redemption price will be specified in the notice, which will be given in accordance with “—Notices” below.

However, no notice of tax redemption will be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment on the notes were then due.  We refer to the date on which the certificate is delivered to the trustee as the “redemption determination date.”

If any date fixed for redemption is a date prior to the exchange date, definitive bearer notes will be issuable on and after the redemption date as if the redemption date had been the exchange date.  Receipt of ownership certificates, described above under “—Interest and Principal Payments” is a condition to the delivery of definitive bearer notes.

Special Tax Redemption for Bearer Notes.  If we determine that any payment of principal, premium, if any, or interest, if any, due on any bearer note or coupon that we or the paying agent made outside the United States would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, which would disclose to us, any paying agent or any governmental authority the nationality, residence or identity of a beneficial owner of a bearer note or coupon who is a U.S. Alien, as defined below in “—Payment of Additional Amounts,” other than a requirement that:

•	would not be applicable to a payment made by us or any paying agent

o         directly to the beneficial owner, or

o	to a custodian, nominee or other agent of the beneficial owner, unless the payment by the custodian, nominee or agent to the beneficial owner would otherwise be subject to any similar requirement, or

•
can be satisfied by the custodian, nominee or other agent certifying to the effect that the beneficial owner is a U.S. Alien (as defined below under “—Payment of Additional Amounts”), unless the payment by the custodian, nominee or agent to the beneficial owner would otherwise be subject to any similar requirement, then we will (i) redeem the bearer notes, as a whole, at a redemption price equal to 100% of the principal amount of the bearer notes, except as otherwise specified in the applicable pricing supplement or unless the note is a mandatorily exchangeable note, together with accrued interest to the date fixed for redemption, or (ii) at our election, if the conditions described below in “—Election to Pay Additional Amounts Rather than Redeem,” are satisfied, pay the additional amounts specified in that paragraph.  See “Description of Notes—Exchangeable Notes—Payments upon Acceleration of Maturity or upon Tax Redemption” above for information on mandatorily exchangeable notes.

We will make the determination and election described above as soon as practicable and publish or transmit, as applicable, prompt notice, which we refer to as the “determination notice,” stating:

•	the effective date of the certification, identification or other information reporting requirements;

•	whether we will redeem the bearer notes or have elected to pay the additional amounts specified in “—Election to Pay Additional Amounts Rather than Redeem”; and

•	if we elect to redeem, the last date by which the redemption of the bearer notes must take place.

If we redeem the bearer notes for this reason, the redemption will take place on a date, not later than one year after the publication of the determination notice.  We will elect the date fixed for redemption by notice to the applicable trustee at least 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement.  Notice of the redemption of the bearer notes will be given to the holders of the bearer notes not more than 60 nor less than 30 days prior to the date fixed for redemption or within the redemption notice period designated in the applicable pricing supplement.  The redemption notice will include a statement as to the last date by which the bearer notes to be redeemed may be exchanged for registered notes.

Notwithstanding the foregoing, we will not redeem the bearer notes if we subsequently determine, not less than 30 days prior to the date fixed for redemption, or prior to the last day of the specified redemption notice period in the applicable pricing supplement, that subsequent payments would not be subject to any certification, identification or other information reporting requirement, in which case we will publish or transmit, as applicable, prompt notice of the determination and revoke any earlier redemption notice.

The right, if any, of the holders of bearer notes called for tax redemption as described above to exchange bearer notes for registered notes will terminate at the close of business of the principal paying agent on the fifteenth day prior to the date fixed for redemption, and no further exchanges of bearer notes for registered notes will be permitted.

Election to Pay Additional Amounts Rather than Redeem.  If and so long as the certification, identification or other information reporting requirements referred to in “—Special Tax Redemption for Bearer Notes” would be fully satisfied by payment of a U.S. withholding tax, backup withholding or similar charge, we may elect to pay additional amounts as defined below under “—Payment of Additional Amounts”
(whether or not additional amounts are otherwise applicable to such bearer notes or coupons) as may be necessary so that every net payment made outside the United States following the effective date of the requirements by us or any paying agent of principal, premium, if any, or interest, if any, due in respect of any bearer note or any coupon of which the beneficial owner is a U.S. Alien will not be less than the amount provided for in the bearer note or coupon to be then due and payable after deduction or withholding for or on account of the backup withholding or similar charge, other than a U.S. withholding tax, backup withholding or similar charge that:

•
is imposed in connection with a certification, identification or other information reporting requirement described in the bullet points in the first paragraph following the heading “Special Tax Redemption for Bearer Notes,” or

•
is imposed as a result of presentation of the bearer note or coupon for payment more than 15 days after the date on which the payment becomes due and payable or on which payment of the bearer note or coupon is duly provided for, whichever occurs later.

Our ability to elect to pay additional amounts as described in this paragraph is conditioned on there not being a requirement that the nationality, residence or identity of the beneficial owner be disclosed to us, any paying agent or any governmental authority, as a result of the payment of the additional amounts.

If we elect to pay any additional amounts as described in this “—Election to Pay Additional Amounts Rather than Redeem,” we will have the right to redeem the bearer notes as a whole at any time by meeting the same conditions described in “—Special Tax Redemption for Bearer Notes,” and the redemption price of the bearer notes will not be reduced for applicable withholding taxes.  If we elect to pay additional amounts as described in this “—Election to Pay Additional Amounts Rather than Redeem,” and the condition specified in the first sentence of this “—Election to Pay Additional Amounts Rather than Redeem,” should no longer be satisfied, then we will redeem the bearer notes as a whole under the applicable provisions of “—Special Tax Redemption for Bearer Notes.”

Payment of Additional Amounts

If specified in the applicable pricing supplement, we will pay, subject to the exceptions and limitations set forth below, any additional amounts, which we refer to as the “additional amounts,” to the beneficial owner of any note or of any coupon issued with a bearer note who is a U.S. Alien as may be necessary in order that every net payment of the principal of and interest on such note and any other amounts payable on such note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of that payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in the note or coupon to be then due and payable.

We will not, however, make any payment of additional amounts to any beneficial owner who is a U.S. Alien for or on account of:

•	any present or future tax, assessment or other governmental charge that would not have been so imposed but for

o
the existence of any present or former connection between the beneficial owner of such note or coupon, or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for U.S. federal income tax purposes, and the United States, including, without limitation, the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in the conduct of a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

o
the presentation by or on behalf of the beneficial owner of such note or coupon for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of such note or coupon is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as a controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation or other tax-exempt organization;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of such note;

•
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, such note, if payment can be made without withholding by at least one other paying agent;

•
any tax, assessment or other governmental charge imposed solely because the holder or the beneficial owner (1) is a bank purchasing such note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying such note for investment purposes nor (B) buying such note for resale to a third party that either is not a bank or holding such note for investment purposes only;

•
any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the beneficial owner of such note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

•
any withholding tax that would not have been imposed but for the failure to satisfy the conditions of avoiding withholding tax under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, and any applicable Treasury regulations promulgated thereunder or published administrative guidance implementing such sections;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

•	any combination of the items listed above.

In addition, we will not be required to make any payment of additional amounts with respect to any note or coupon presented for payment:

•
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings; or

•
by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant note or coupon to another paying agent in a member state of the European Union.

Nor will we pay additional amounts with respect to any payment on a note to a U.S. Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary of, or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner held its interest in the note directly.

As used in this prospectus supplement, the term “U.S. Alien” means any person who is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Replacement of Notes and Interest Coupons

At the expense of the holder, we may, in our discretion, replace any notes or coupons that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen.  The mutilated notes or coupons must be delivered to the applicable trustee, the principal paying agent or the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes or coupons must be delivered to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee.  At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee may be required before a replacement note or coupon will be issued.

Notices

Notice to Holders of Bearer Notes.  Except as provided in the next sentence, we will publish notices to holders of bearer notes in a newspaper in the English language of general circulation in the Borough of Manhattan, The City of New York, and in The City of London, and, if required by Luxembourg law or stock exchange regulation, in

Luxembourg.  We may give notice to the beneficial owners of bearer notes held only in global form through the customary notice procedures of Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, in which case we will not publish the notice in a newspaper unless required to by law or stock exchange or other relevant authority regulation.

Notices will be deemed to have been given on the date of publication, or other transmission, as applicable, or, if published in newspapers or transmitted on different dates, on the date of the first publication or transmission.

Notices to Holders of Registered Notes.  We will mail notice to each holder of a registered note by first class mail, postage prepaid.  The notice will be mailed to the respective address of each holder as that address appears upon our books.

DESCRIPTION OF UNITS

Investors should carefully read the general terms and provisions of our units in “Description of Units” in the accompanying prospectus.  This section supplements that description.  The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in this section and in “Description of Units” in the prospectus.  If a note is offered as part of a unit, investors should also review the information in “Description of Debt Securities” in the prospectus and in “Description of Notes” in this prospectus supplement.  If a warrant is offered as part of a unit, investors should also review the information in “Description of Warrants” in the prospectus.  If a purchase contract is offered as part of a unit, investors should also review the information in “Description of Purchase Contracts” in the prospectus.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	purchase contract (“Description of Purchase Contracts”)

•	purchase contract property (“Description of Purchase Contracts”)

•	Unit Agreement (“Description of Units”)

•	Unit Agreement Without Holders’ Obligations (“Description of Units”)

•	warrant (“Description of Warrants—Offered Warrants”)

•	warrant agent (“Description of Warrants—Significant Provisions of the Warrant Agreements”)

•	warrant property (“Description of Warrants—Offered Warrants”)

Further Information on Units

Terms Specified in Pricing Supplement.  We may issue from time to time units that may include one or more notes, warrants, purchase contracts, debt obligations or other securities of an entity not affiliated with us (or of an entity affiliated with us in the case of Series H units) or other property, or any combination thereof. The applicable pricing supplement will describe:

•
the designation and the terms of the units and of the notes, warrants, purchase contracts, debt obligations or other securities of an entity not affiliated with Morgan Stanley (or of an entity affiliated with Morgan Stanley in the case of Series H units), or other property, or any combination thereof, included in those units, including whether and under what circumstances those notes, warrants, purchase contracts, debt obligations or other securities of an entity not affiliated with Morgan Stanley (or of an entity affiliated with Morgan Stanley in the case of Series H units), or other property, or any combination thereof, may be separately traded;

•	any additional terms of the Unit Agreement or the Unit Agreement Without Holders’ Obligations; and

•
any additional provisions for the issuance, payment, settlement, transfer or exchange of the units, or of the notes, warrants, purchase contracts, debt obligations or other securities of an entity not affiliated with Morgan Stanley (or of an entity affiliated with Morgan Stanley in the case of Series H units) or other property constituting those units.

Units will be issued in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

Warrants will entitle or require you to purchase from us or sell to us:

•
securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	commodities;

•	any other property; or

•	any combination of the above.

Purchase contracts included in Series G or Series H units will require you to purchase or sell:

•
securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	commodities;

•	any other property; or

•	any combination of the above.

Payments on Units and Securities Comprised by Units. At the office of the unit agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, and, for units in bearer form, at the office of The Bank of New York Mellon, London Branch (as successor to JPMorgan Chase Bank, N.A., London Branch), as unit agent and collateral agent for the units outside of the United States, the holder may:

•	present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or purchase contract property or any other amounts due;

•	register the transfer of the units; and

•	exchange the units, except that global bearer units will be exchangeable only in the manner and to the extent set forth below.

We may at any time appoint additional unit agents or other agents with respect to the units outside the United States.  The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

Form of Units

The units will be issued in the form corresponding to the form of the notes comprised by the units and, will be issued

•	in definitive bearer form or in temporary or permanent global bearer form;

•	in fully registered definitive form; or

•	in any combination of the above bearer or registered forms.

Each other security comprised by a unit will be in the corresponding form.  Units will be issued in denominations of a single unit and any integral multiple of a single unit, with face amounts as indicated in the applicable pricing supplement, generally corresponding to the principal amount of the notes comprised by the units.  See “Description of Notes—Forms of Notes” above.

Exchanging Units.  Registered units will be exchangeable for registered units in other authorized denominations, in an equal aggregate principal amount.  Bearer units will not be issuable in exchange for registered units.  Registered units may be presented for registration of transfer or exchange at the offices of the unit agent or at the offices of any other agent designated by us for that purpose.  Bearer units may be presented for exchange in the manner set forth below.  No service charge will be made for any registration of transfer or exchange of units, but we may require payment of a sum sufficient to cover any tax or other governmental charge.  Bearer units, together with the securities comprised by the unit, will be transferable by delivery.

Global Bearer Units.  If we issue units in bearer form, each bearer unit will be represented initially by a temporary global bearer unit.  Each temporary global bearer unit will be deposited with a common depositary for Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit the account designated by or on behalf of the subscriber with a number, and specified face amount, if applicable, of units equal to the number, and specified face amount, if applicable, for which it has subscribed and paid.  The interests of the beneficial owner or owners in a temporary global bearer unit, and in the temporary global form of any warrant or purchase contract comprised by the unit, will be exchangeable for an interest in a permanent global bearer unit.  The exchange will be made at the time, and to the extent, of the exchange of the interest in the temporary global bearer note comprised by the unit, in accordance with procedures described above under “Description of Notes—Forms of Notes.”  If no note is included in a unit, the applicable pricing supplement will describe any applicable exchange procedure.  The permanent global bearer unit will be held by a common depositary for Euroclear, Clearstream, Luxembourg, or, as applicable, any other relevant clearing system for credit to the account designated by or on behalf of the beneficial owner.

Exchange of Global Bearer Units for Definitive Bearer Units.  The beneficial owner of a unit represented by a permanent global bearer unit may exchange the interest in the permanent global bearer unit for a definitive bearer unit, consisting of the definitive forms of each security included in the unit.  If the applicable pricing supplement so discloses, the beneficial owner of a temporary global bearer unit may also exchange its interest in the temporary global bearer unit for a definitive registered unit, comprising the definitive registered forms of each security included in the unit, of any authorized denominations.  The beneficial owner must give 30 days’ written notice of exchange to the principal paying agent through either Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  Upon receipt by the unit agent of an initial request to exchange an interest in a permanent global bearer unit for a definitive bearer unit, all other interests in that permanent global bearer unit will be exchanged for definitive units, consisting of the definitive forms of each security included in the unit.  All definitive bearer units will be serially numbered.  The common depositary for Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will instruct the unit agent regarding the aggregate principal amount and denominations of definitive bearer units that must be authenticated and delivered to Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  These exchanges will occur at no expense to the beneficial owners, as soon as practicable after the receipt of the initial request for definitive bearer units or of a notice of acceleration or clearing system closure.  No bearer unit will be delivered in the United States.  The holder can exchange definitive bearer units in other authorized denominations and in an equal aggregate number.  The exchange will take place at the offices of the unit agent or at the office of any other agent designated by us for that purpose.

Special Requirements for Exercise of Rights for Global Units.  If a unit represented by a global bearer unit or by definitive units that remain on deposit with a common depositary for Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system:

•	includes a warrant entitling the holder to exercise the warrant to purchase or sell warrant property,

•	includes any note or purchase contract that entitles the holder to redeem, accelerate or take any other action concerning that note or purchase contract, or

•	otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the holder must exercise those rights through Euroclear,  Clearstream, Luxembourg or, as applicable, any other relevant clearing system.

In order to ensure that Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify Euroclear, Clearstream, Luxembourg or, as applicable, any other relevant clearing system of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers.  Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the common depositary.

Limitations on Issuances of, Payments on and Delivery of Bearer Units.  Unless otherwise specified in the applicable pricing supplement, bearer units, including bearer units in global form, will not be offered, sold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury regulations section 1.163-5(c)(2)(i)(D).  Any underwriters, agents or dealers participating in the offerings of bearer units, directly or indirectly, must agree that (i) they will not, in connection with the original issuance of any bearer units or during the restricted period with respect to such bearer units (as defined in United States Treasury regulations section 1.163-5(c)(2)(i)(D)(7)), offer, sell or deliver, directly or indirectly, any bearer units in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations described above; and (ii) they will not at any time offer, sell or deliver, directly or indirectly, any bearer units in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations above.  For these purposes, it is presumed that United States Treasury regulations section 1.163-5(c)(2)(i)(D) will apply to the bearer units.

In addition, any underwriter, agent or dealer must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling bearer units are aware of the above restrictions on the offering, sale or delivery of bearer units.

Unless otherwise specified in the applicable pricing supplement, bearer units, other than bearer units that satisfy the requirements of United States Treasury regulations section 1.163-5(c)(2)(i)(D)(3)(iii), will not be delivered in definitive form, and no payment will be made thereon, unless the person entitled to receive the principal of or interest has furnished a signed certificate in writing, or an electronic certificate referenced in United States Treasury regulations section 1.163-5(c)(2)(i)(D)(3)(ii) as described in “Descriptions of Notes—Interest and Principal Payments—Global Bearer Notes.”  In addition, each bearer unit will bear the legend described under “Descriptions of Notes—Forms of Notes—Legend.”

UNITED STATES FEDERAL TAXATION

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the notes and of the units.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.  This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, as further discussed below.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a note or unit relates (whether an individual stock or a component of a stock index; such shares hereafter referred to as “Underlying Shares”) is treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) in the case of a USRPHC, and to a U.S. Holder (as defined below) in the case of a PFIC, upon the sale, exchange, early redemption or retirement of a note or unit.  You should refer to information filed with the Securities and Exchange Commission or another governmental authority by any such issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer of Underlying Shares is or becomes a USRPHC or PFIC.

This summary also does not address the U.S. federal income tax consequences of the ownership or disposition of any Underlying Shares (whether or not the issuer of the Underlying Shares is treated as a USRPHC or PFIC) received by a holder upon the maturity (or acceleration), exchange or exercise of a note or unit.  You should consult your tax adviser regarding the potential U.S. federal income tax consequences of the ownership or disposition of any Underlying Shares received upon the maturity (or acceleration), exchange or exercise of a note or unit.

Persons considering the purchase of notes or units should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement.  Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal income taxation with respect to the specific notes or units offered thereunder.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note or unit that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the notes or the units is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes or the units.

Notes

Except as otherwise provided in the applicable pricing supplement and subject to the discussions below concerning backup withholding and the discussion under “—Legislation Affecting Certain Non-U.S. Holders,” a Non-U.S. Holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or premium, if any, or interest (including original issue discount, if any) on a note or coupon, or proceeds from or gain on the sale or disposition of a note (including any coupon), provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	in the case of a note issued in registered form, the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. In the case of a registered note, the certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of that note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent a U.S. Internal Revenue Service (“IRS”) Form W-8BEN, on which the beneficial owner certifies under penalties of perjury, that it is not a U.S. person.

Optionally Exchangeable Notes

A Non-U.S. Holder will generally not be subject to U.S. federal income tax, including withholding tax, with regard to an optionally exchangeable note if:

•	the optionally exchangeable note is treated as our indebtedness for U.S. federal income tax purposes;

•
the optionally exchangeable note is exchangeable only into securities that are actively traded, into a basket of securities that are actively traded or an index or indices of securities that are actively traded; and

•	the requirements for exemption from tax listed above under “—Notes” are met.

Except as otherwise provided in the applicable pricing supplement, with regard to the above requirements, optionally exchangeable notes for which the principal amount payable in cash equals or exceeds the issue price (as defined below) will be treated as our indebtedness for U.S. federal income tax purposes.

Mandatorily Exchangeable Notes

Under current U.S. federal income tax law, it is unclear how a mandatorily exchangeable note will be treated.  Accordingly, nothing in this prospectus supplement should be construed to describe how mandatorily exchangeable notes are treated with regard to Non-U.S. Holders.  Non-U.S. investors considering making an investment in mandatorily exchangeable notes should review the applicable pricing supplement and consult with their tax advisers.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

The U.S. federal income tax consequences to a Non-U.S. Holder of the ownership and disposition of notes that have principal or interest determined by reference to commodity prices, securities of entities affiliated or not affiliated with us, baskets of these securities or indices may vary depending upon the exact terms of the notes and related factors.  Except as otherwise provided in the applicable pricing supplement, a Non-U.S. Holder will generally not be subject to U.S. federal income tax, including withholding tax, with regard to a note linked to commodity prices, single securities, baskets of securities or indices if:

•	the note is treated as our indebtedness for U.S. federal income tax purposes,

•	the note is linked only to commodities or securities that are actively traded, to a basket of securities that are actively traded or to an index or indices of securities that are actively traded, and

•	the requirements for exemption from tax listed above under “—Notes” are met.

Except as otherwise provided in the applicable pricing supplement, with regard to the above requirements, notes linked to commodity prices, single securities, baskets of securities or indices for which the principal amount payable in cash equals or exceeds the issue price will be treated as our indebtedness for U.S. federal income tax purposes.

Units

Under current U.S. federal income tax law, the U.S federal income tax treatment of a unit is uncertain and will depend on the terms of the unit.  Prospective purchasers of units should review the applicable pricing supplement and consult with their tax advisers.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note that is treated as a debt obligation for U.S. federal estate tax purposes will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty).

Optionally exchangeable notes that are not treated as debt obligations and notes linked to commodity prices, single securities, baskets of securities or indices that are not treated as debt obligations may constitute U.S. situs property subject to U.S. federal estate tax.  The U.S. federal estate tax treatment of mandatorily exchangeable notes and of units is also unclear.

Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes or the units in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payment on the notes or units at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

A holder of a bearer note or coupon will generally not be subject to information reporting or backup withholding with respect to payments on, and the proceeds of the sale before maturity of, the bearer note or coupon unless such payments or proceeds are received within the United States or through certain U.S. related financial institutions.

Legislation Affecting Certain Non-U.S. Holders

The Hiring Incentives to Restore Employment Act of 2010 generally imposes withholding of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, such as the notes, issued after March 18, 2012, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8BEN, as discussed above) have been satisfied.  Pursuant to published guidance from the IRS and the U.S. Treasury Department, this legislation applies to payments of interest made after December 31, 2013 and payments of gross proceeds made after December 31, 2014.  If withholding is required, we will not be required to pay any additional amounts with respect to any amounts withheld.  Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation for their investment in the notes.

Tax Consequences to U.S. Holders of Notes and Units in Registered Form

This section applies only to U.S. Holders (as defined below) of notes and units in registered form that meet all of the following conditions:

•
they are purchased by initial holders who purchase notes or units at the “issue price,” which will equal the first price at which a substantial amount of the notes or units is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	they are held as capital assets within the meaning of Section 1221 of the Code.

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note or unit that is:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

This section does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities, commodities or foreign currencies;

•	investors holding the notes or the units (or any component part thereof) as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

•	persons subject to the alternative minimum tax.

Notes

Payments of Stated Interest. Unless otherwise specified in the applicable pricing supplement and subject to the discussions below, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Special rules governing the treatment of interest paid with respect to discount notes, short-term notes, floating rate notes, foreign currency notes, optionally exchangeable notes, mandatorily exchangeable notes and notes linked to commodity prices, single securities, baskets of securities or indices are described under “—Discount Notes,” “—Short-Term Notes,” “—Floating Rate Notes,” “—Foreign Currency Notes,” “—Optionally Exchangeable Notes,” “—Mandatorily Exchangeable Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” below.

Discount Notes

General.  A note that is issued at an issue price less than its “stated redemption price at maturity” will be considered to have been issued with original issue discount for U.S. federal income tax purposes (and will be referred to in this discussion as a “discount note”) unless the note satisfies a de minimis threshold (as described below) or is a short-term note (as defined below).  In such case, the amount of original issue discount will be equal to the excess of the “stated redemption price at maturity” over the issue price.  The “stated redemption price at maturity” of a note will equal the sum of all payments required under the note other than payments of “qualified stated interest. ”  “Qualified stated interest” is stated interest unconditionally payable as a series of payments (other than in debt instruments of the issuer) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest.  See “—Floating Rate Notes” below with regard to qualified stated interest in the case of floating rate notes.

A note will not be considered to have original issue discount if the difference between the note’s “stated redemption price at maturity” and its issue price is less than a de minimis amount, defined by applicable Treasury regulations as ¼ of 1 percent of the “stated redemption price at maturity” multiplied by the number of complete years to maturity.

A U.S. Holder of discount notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for U.S. federal income tax purposes.  U.S. Holders of discount notes will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income.  Under this method, U.S. Holders of discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder may make an election to include in gross income all interest that accrues on any note (including stated interest, original issue discount and de minimis original issue discount, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”).  Such election may be revoked only with the permission of the Internal Revenue Service (the “IRS”).

Additional rules applicable to discount notes that are denominated in a specified currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies other than the U.S. dollar are described under “—Foreign Currency Notes” below.

Discount Notes Subject to Early Redemption. Discount notes subject to one or more “call options” (i.e., our unconditional option to redeem a note prior to its stated maturity date) or one or more “put options” (i.e., a holder’s unconditional option to require redemption prior to maturity) may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the note.  Under applicable Treasury regulations, a call option will be presumed to be exercised if the exercise of the option will lower the yield on the note.  Conversely, a put option will be presumed to be exercised if the exercise of the option will increase the yield on the note.  In either case, if an option is not in fact exercised, the note would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new note were issued, on the presumed exercise date for an amount equal to the note’s adjusted issue price.  A note’s adjusted issue price is defined as the sum of its issue price and the aggregate amount of previously accrued original issue discount, less any prior payments on the note other than payments of qualified stated interest.

Short-Term Notes

A note that matures (after taking into account the last possible date that the note could be outstanding under its terms) one year or less from its issue date will be treated as a “short-term note.”  As described below, certain aspects of the tax treatment of short-term notes with certain features are uncertain.  Holders of short-term notes should consult their tax advisers as to the U.S. federal income tax consequences of the ownership and disposition of such short-term notes.

Tax Treatment Prior to Maturity of the Short-Term Notes.  Under the applicable Treasury regulations, a short-term note will be treated as being issued at a discount, the amount of which will be equal to the excess of the sum of all payments on the short-term note (including all stated interest and the supplemental redemption amount, if any) over its issue price.

A U.S. Holder who is a cash-method taxpayer will not be required to include the discount in income as it accrues for U.S. federal income tax purposes unless the holder elects to do so.  A U.S. Holder who is a cash-method taxpayer and does not make such election should generally include the stated interest payments on the short-term notes, if any, as ordinary income upon receipt.  Except in the case of stated interest payments, cash-method holders will not be required to recognize income with respect to the short-term notes prior to maturity, other than pursuant to a sale, exchange or redemption, as described below.

A U.S. Holder who is an accrual-method taxpayer will be required to include the discount in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the discount according to a constant yield method based on daily compounding.

Tax Treatment at Maturity of the Short-Term Notes.  Upon retirement of the short-term notes, any gain realized will be treated as ordinary income.

Sale, Exchange or Redemption of the Short-Term Notes. Upon a sale, exchange or redemption of a short-term note, a U.S. Holder should recognize gain as ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding).  Any loss recognized will be treated as a capital loss.

Tax Treatment of Short-Term Notes that Provide for a Supplemental Redemption Amount that is Not Fixed as of the Issue Date.  Except as specifically stated below, the tax treatment of short-term notes that provide for a supplemental redemption amount that is not fixed as of the issue date (“contingent short-term notes”) is the same as described above for short-term notes.  As described below, certain aspects of the tax treatment of contingent short-term notes are uncertain.  Unless otherwise provided in the applicable pricing supplement, due to the lack of governing authority regarding the proper method of accrual of discount on short-term debt instruments, our counsel is expected to be unable to opine regarding issues identified below as uncertain or unclear.  Although accrual-method holders and cash-method holders that have elected to apply an accrual method of tax accounting to the short-term notes generally are required to accrue the discount on the short-term notes in income, in the case of contingent short-term notes, because the supplemental redemption amount with respect to the contingent short-term notes is uncertain, it is unclear how such accruals should be determined.  Additionally, in the case of contingent short-term notes, it is unclear whether or to what extent gain from a sale, exchange or redemption prior to maturity should be treated as capital gain or ordinary income.  U.S. Holders should consult their tax advisers regarding the proper treatment of an investment in contingent short-term notes.

Interest on Indebtedness Incurred to Purchase the Short-Term Notes.  A cash-method U.S. Holder who does not elect to apply an accrual method of tax accounting to the short-term notes will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the short-term notes until the discount on the notes is included in income.  As noted above, however, there is no authority regarding the proper method of accrual of discount on short-term debt instruments such as contingent short-term notes.  It is therefore unclear how, if at all, the rules regarding deferral of interest deductions would apply to contingent short-term notes.  U.S. Holders should consult their tax advisers regarding these deferral rules.

Floating Rate Notes

General.  Floating rate notes are subject to special rules whereby a floating rate note will qualify as a “variable rate debt instrument” if:

•	the issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount;

•	it provides for stated interest, paid or compounded at least annually, at current values of:

o	one or more qualified floating rates,

o	a single fixed rate and one or more qualified floating rates,

o	a single objective rate, or

o	a single fixed rate and a single objective rate that is a qualified inverse floating rate,

each as defined in the applicable Treasury regulations; and

•	certain other conditions, as set forth in the applicable Treasury regulations, are satisfied.

In general, a “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated.  For example, the commercial paper rate, the LIBOR rate and the CMT rate will generally be treated as qualified floating rates.  In general, a variable rate is not a “qualified floating rate” if it is subject to (i) a restriction or restrictions on the maximum stated interest rate (a “cap”), (ii) a restriction or restrictions on the minimum stated interest rate (a “floor”), (iii) a restriction or restrictions on the amount of increase or decrease in the stated interest rate (a “governor”), or (iv) any other restrictions similar to (i), (ii) and (iii).  Notwithstanding the preceding sentence, the following restrictions will not cause a variable rate to fail to be a “qualified floating rate”:

•	a cap, floor, or governor that is fixed throughout the term of the floating rate note;

•
a cap or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly less than the expected yield determined without the cap;

•
a floor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly more than the expected yield determined without the floor; or

•
a governor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly more or significantly less than the expected yield determined without the governor.

In general, an “objective rate” is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula that is based on objective financial or economic information.  A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

Unless otherwise provided in the applicable pricing supplement, it is expected, and the discussion below assumes, that a floating rate note will qualify as a “variable rate debt instrument.”  If a floating rate note with a term of more than one year (after taking into account the last possible day that the note could be outstanding under its terms)  does not qualify as a “variable rate debt instrument,” then such a floating rate note will generally be treated as a “contingent payment debt instrument.”  For a description of the treatment of “contingent payment debt instruments,” see the discussion under “—Optionally Exchangeable Notes” below.

Floating Rate Notes that Provide for a Single Variable Rate.  All stated interest on a floating rate note will constitute qualified stated interest and will be taxable accordingly (as described under “—Discount Notes—General” above) if:

•	the floating rate note provides for stated interest at a single variable rate throughout the term thereof; and

•	the stated interest on the floating rate note is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually.

Thus, such a floating rate note will generally not be treated as issued with original issue discount unless the floating rate note is issued at an issue price below its stated principal amount and the difference between the issue price and the stated principal amount is in excess of a specified de minimis amount, as defined above under “—Discount Notes—General.”  For this purpose, and for purposes of the discussion below under “—Floating Rate Notes that Provide for Multiple Rates,” if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate and if the variable rate on the floating rate note’s issue date is intended to approximate the fixed rate (which will be presumed to be the case if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%), then the fixed rate and the variable rate together will constitute a single variable rate.  In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (which will be presumed to be the case for two or more qualified floating rates with values within 0.25% of each other as determined on the issue date) will be treated as a single qualified floating rate.

If a floating rate note that provides for stated interest at a single variable rate is issued with original issue discount, as discussed above, in excess of a specified de minimis amount, the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period on such a floating rate note is determined under the rules applicable to fixed rate debt instruments, discussed under “—Discount Notes” above, by assuming that the variable rate is a fixed rate equal to:

•	in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

•	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

Floating Rate Notes that Provide for Multiple Rates.  In general, a floating rate note that provides for (i) multiple floating rates or (ii) one or more floating rates in addition to one or more fixed rates will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note.  A floating rate note must be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note’s issue date.  Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note.  In the case of a floating rate note that provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate).  Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for the substitute qualified floating rate or qualified inverse floating rate, as appropriate, rather than the fixed rate.  Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the floating rate note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument, and a U.S. Holder of the floating rate note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument.  In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest (or, in certain circumstances, original issue discount) assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

Amortizable Bond Premium.  If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note other than qualified stated interest, the holder will be considered to have purchased the note with amortizable bond premium equal to such excess.  Special rules may apply in the case of notes that are subject to optional redemption.  A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such holder’s income with respect to the note in that accrual period.  A holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium previously amortized.  An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

If a holder makes a constant yield election (as described under “—Discount Notes” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note.  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid qualified stated interest.  Amounts attributable to accrued but unpaid qualified stated interest are treated as interest as described under “—Payments of Stated Interest” above.  A U.S. Holder’s adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to the note, and reduced by any principal payments received by the holder, by the amounts of any bond premium previously amortized by the holder and by the amounts of any other payments that do not constitute qualified stated interest.

Except as described below or as otherwise provided in the applicable pricing supplement, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exceptions to this general rule apply in the case of a short-term note, to the extent of any accrued discount not previously included in the holder’s taxable income.  See “—Short-Term Notes” above.  In addition, other exceptions to this general rule apply in the case of certain foreign currency notes, optionally exchangeable notes and notes linked to commodity prices, single securities, baskets of securities or indices.  See the discussions under “—Foreign Currency Notes,” “—Optionally Exchangeable Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” below.

Foreign Currency Notes

General.  The following discussion describes certain special rules applicable to a U.S. Holder of notes that are denominated in a specified currency other than the U.S. dollar or the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar, which we refer to as “foreign currency notes.”

The rules applicable to notes that are denominated in a currency other than the U.S. dollar could require gain or loss realized upon the sale, exchange or other disposition of the notes that is attributable to fluctuations in currency exchange rates (“foreign currency gain or loss”) to be recharacterized as ordinary income or loss.  The rules applicable to foreign currency notes are complex and their application may depend on the holder’s particular U.S. federal income tax situation.  For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the holder’s particular U.S. federal income tax situation.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

Payments of Interest on Foreign Currency Notes.  A U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency.  A cash-method holder who receives a payment of qualified stated interest in U.S. dollars will be required to include the amount of this payment in income upon receipt.  To the extent that a cash-method holder is required to accrue original issue discount on a foreign currency note, rules similar to the rules described in the following paragraph will apply with respect to the original issue discount.

In the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, the holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.  In addition to the interest income accrued as described above, the U.S. Holder will recognize ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest are actually received.  The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).  A U.S. Holder may elect to translate interest income (including original issue discount) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt.  A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Original Issue Discount and Amortizable Bond Premium on Foreign Currency Notes.  Original issue discount and amortizable bond premium (each as defined above) on a foreign currency note are to be determined in the relevant foreign currency.  If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency.  Foreign currency gain or loss is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the same period as a return of principal that is treated in the same manner as on the sale, exchange or retirement of the foreign currency note (as discussed below).  Any foreign currency gain or loss will be ordinary income or loss as described below.

Tax Basis in Foreign Currency Notes.  A U.S. Holder’s tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder’s tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment.  A U.S. Holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

Sale, Exchange or Retirement of Foreign Currency Notes.  Foreign currency gain or loss realized upon the sale, exchange or retirement of a foreign currency note will be ordinary income or loss which will not be treated as interest income or expense. The amount of foreign currency gain or loss generally will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any bond premium previously accrued) in the foreign currency of the note, determined on the date the payment is received in exchange for the note or the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any bond premium previously accrued) in the foreign currency of the note, determined on the date the U.S. Holder acquired the note.  Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above.  Foreign currency gain or loss realized upon the sale, exchange or retirement of any foreign currency note will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the foreign currency note.  Any gain or loss realized by a U.S. Holder in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of a short-term note, to the extent of any discount not previously included in the holder’s income).  If a U.S. Holder recognizes an ordinary loss upon a sale or other disposition of a foreign currency note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS.  See “—Disclosure Requirements” below.

A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of such sale, exchange or retirement.  A cash-method taxpayer who buys or sells a foreign currency note that is traded on an established market is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale.  Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of the purchase or sale.  An accrual-method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations if such obligations are traded on an established securities market.  This election cannot be changed without the consent of the IRS.  Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Foreign Currency Contingent Payment Debt Instruments

General.  The following discussion describes certain special rules applicable to a U.S. Holder of notes that are denominated in a specified currency other than the U.S. dollar or the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar and provide for contingent payments, which we refer to as “foreign currency contingent payment debt instruments” for U.S. federal income tax purposes.  These notes will be subject to special rules that govern the tax treatment of foreign currency contingent payment debt instruments under applicable Treasury regulations (the “foreign currency contingent debt regulations”).

Pursuant to the foreign currency contingent debt regulations, a U.S. Holder of a note will be required to accrue interest income on the note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  All determinations and computations required under the foreign currency contingent debt regulations (including our determination of the “comparable yield” and “projected payment schedule” for the note) will be made in the denomination currency of the note.

The foreign currency contingent debt regulations provide that a U.S. Holder must accrue into income original issue discount for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of the note.  The amount of original issue discount that a U.S. Holder must accrue for each accrual period is determined in the denomination currency by applying the “noncontingent bond method” to the note in the denomination currency and equals the product of:

•      the adjusted issue price (as defined below) of the note in the denomination currency as of the beginning of the accrual period;

•      the comparable yield (as defined below) of the note, adjusted for the length of the accrual period; and

•      a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the note and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price, increased by any interest income previously accrued (determined without regard to any net positive or net negative adjustments as described below), and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the note, each determined in the denomination currency.

The term “comparable yield” as used in the foreign currency contingent debt regulations is determined in the denomination currency and is equal to the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate debt instrument in the denomination currency with no contingent payments, but with terms and conditions otherwise comparable to those of the note, and (ii) a rate of interest that is analogous to the applicable federal rate that would be used if the U.S. dollar was the denomination currency.

The foreign currency contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments in the denomination currency (the ‘‘projected payment schedule’’) on a note.  This schedule must produce a yield to maturity that equals the comparable yield.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the note for U.S. federal income tax purposes.  The comparable yield and the projected payment schedule will not constitute a projection or representation by us regarding the actual amounts that will be paid on the note.

Translation of Amounts Determined Under Noncontingent Bond Method.  The accruals of interest computed with respect to a note in the denomination currency (adjusted by certain net positive or negative adjustments as described below) must be translated into U.S. dollars.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at an average rate for the partial period within the taxable year.  A U.S. Holder may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year).  A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Adjustments to Interest Accruals on the Notes.  If, during any taxable year, a U.S. Holder of a note receives actual payments with respect to such note that, in the aggregate, exceed the total amount of projected payments for that taxable year, as determined in the denomination currency, the U.S. Holder will incur a ‘‘net positive adjustment’’ under the foreign currency contingent debt regulations equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year, translated into U.S. dollars at the spot rate on the last day of the taxable year in which the adjustment is taken into account or, if earlier, the date of a sale, exchange or retirement of the note.

If a U.S. Holder receives in a taxable year actual payments with respect to a note that, in the aggregate, are less than the amount of projected payments for that taxable year, as determined in the denomination currency, the U.S. Holder will incur a ‘‘net negative adjustment’’ under the foreign currency contingent debt regulations equal to the amount of such deficit.  This net negative adjustment:

(i)    will first reduce interest on the note that otherwise would accrue in the denomination currency for that taxable year;

(ii)   to the extent of any excess, will give rise to an ordinary loss to the extent of the U.S. Holder’s accrued but unpaid interest on the note in prior taxable years (translated into U.S. dollars at the spot rate used to translate interest in the relevant prior taxable year);

(iii)  to the extent of any excess after applying (i) and (ii), will give rise to an ordinary loss to the extent of the U.S. Holder’s accrued and paid interest on the note in prior taxable years (translated into U.S. dollars at the spot rate on the date the note was issued or, if later, acquired); and

(iv)  to the extent of any excess after applying (i), (ii) and (iii), will be treated as a net negative adjustment carryforward that will be applied to reduce interest accruals in subsequent years and the amount realized in the year of a sale, exchange or retirement of the note (in the denomination currency).

With respect to U.S. Holders who are individuals, a net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange or Retirement of Foreign Currency Contingent Payment Debt Instruments.  Generally, the sale, exchange or retirement of a note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange or retirement of a note will be equal to the difference between the amount realized on the sale, exchange or retirement and such holder’s adjusted tax basis in the note.  As discussed above, to the extent a U.S.

Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized in the denomination currency on the sale, exchange or retirement of the note.

A U.S. Holder’s adjusted tax basis in a note will equal the U.S. dollar cost as of the day the U.S. Holder purchased the note, increased by the U.S. dollar value of the holder’s total interest accruals with respect to the note (determined without regard to any adjustments to interest accruals as described above), translated as described above, and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the note (translated into the U.S. dollar).

The amount realized on the sale, exchange or unscheduled retirement of a note is generally equal to the U.S. dollar value of cash and the fair market value of any other property received by the U.S. Holder, reduced by the amount of any net negative adjustment carryforward (translated into the U.S. dollar).  Any gain, other than foreign currency gain (as discussed below), will be treated as interest income.  Any loss, other than foreign currency loss (as discussed below), will be treated as an ordinary loss to the extent of the excess of the holder’s total interest accruals over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and as a capital loss thereafter.  If a U.S. Holder recognizes an ordinary loss upon a sale, exchange or retirement of a note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS.  U.S. Holders should consult their tax advisers regarding this potential reporting obligation.

For purposes of determining the amount realized at maturity of a note, the U.S. Holder will be deemed to receive the projected amount of any contingent payment due at maturity, reduced by the amount of any net negative adjustment carryforward.  The projected amount is translated into U.S. dollars by translating the portion attributable to principal into U.S. dollars at the spot rate on the issue date and translating the portion attributable to accrued interest into U.S. dollars at the rates at which such amounts of interest were translated when accrued.  To the extent that the actual amount a U.S. Holder receives at the maturity of a note is greater or less than the projected amount, a U.S. Holder will incur a net positive adjustment or a net negative adjustment  , which will be treated as described above under “—Adjustments to Interest Accruals on the Notes.”  To the extent that there is any net negative adjustment carryforward as described above under “—Adjustments to Interest Accruals on the Notes,” it will reduce the amount realized on the note (translated into U.S. dollars at the spot rate on the issue date of the note) and will give rise to a capital loss.

Foreign Currency Gain or Loss on Foreign Currency Contingent Payment Debt Instruments.  A U.S. Holder may recognize foreign currency gain or loss with respect to a note when the U.S. Holder receives payments on the note.  The amount of foreign currency gain or loss attributable to payments of interest previously accrued on the note is determined by translating the amount of interest received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the interest received into U.S. dollars at the rate at which such interest was accrued as described above.  The amount of foreign currency gain or loss attributable to payments of principal is determined by translating the amount of principal received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the principal received into U.S. dollars at the spot rate on the date the note was issued or, if later, acquired.  For purposes of determining the amount of foreign currency gain or loss, the amount received (i) shall first be attributed to any net positive adjustment on the note that has not previously been taken into account and (ii) then to accrued but unpaid interest remaining after reduction by any net negative adjustment and (iii) any remaining amount shall be attributed to the principal.

Upon a sale, exchange or unscheduled retirement of a note, a U.S. Holder would also recognize foreign currency gain or loss.  Payments received upon such a sale, exchange or unscheduled retirement of a note shall first be applied against the principal of the note and then against accrued but unpaid interest (and treated, in each case, as described in the preceding paragraph).

The total amount of foreign currency gain or loss on a note is equal to the sum of the foreign currency gains or losses on principal and interest, calculated as described above.  Any such foreign currency gain or loss will be treated as ordinary income or loss.  Prospective purchasers should consult their tax advisers regarding these rules.  If a U.S. Holder recognizes an ordinary loss upon a sale or other disposition of a foreign currency contingent payment debt instrument and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS.  See “—Disclosure Requirements” below.

Special rules will apply if one or more contingent payments on a note become fixed.  If one or more contingent payments on a note (determined in the denomination currency) become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule (determined in the denomination currency), using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on a note become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the note.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations.  A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note will also be affected.  U.S. Holders should consult their tax advisers concerning the application of these special rules.

Optionally Exchangeable Notes

General.  Unless otherwise noted in the applicable pricing supplement, optionally exchangeable notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  As a result, the optionally exchangeable notes will be subject to special rules that govern the tax treatment of debt obligations that are treated under applicable Treasury regulations (the “contingent debt regulations”) as providing for contingent payments.

Pursuant to the contingent debt regulations, a U.S. Holder of an optionally exchangeable note will be required to accrue interest income on the optionally exchangeable note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  As such, a U.S. Holder generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year, if any.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the optionally exchangeable note that equals the product of:

•	the adjusted issue price (as defined below) of the optionally exchangeable note as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the optionally exchangeable note, adjusted for the length of the accrual period; and

•
a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the optionally exchangeable note and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of an optionally exchangeable note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the optionally exchangeable note.

The term ‘‘comparable yield’’ as used in the contingent debt regulations means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the optionally exchangeable notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the ‘‘projected payment schedule’’) on the optionally exchangeable notes.  This schedule must produce a yield to maturity that equals the comparable yield.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the optionally exchangeable notes for U.S. federal income tax purposes.  They will not constitute a projection or representation by us regarding the actual amounts that will be paid on the optionally exchangeable notes.

Adjustments to Interest Accruals on the Notes.  If, during any taxable year, a U.S. Holder of an optionally exchangeable note receives actual payments with respect to such optionally exchangeable note that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net positive adjustment’’ under the contingent debt regulations equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the optionally exchangeable note that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net negative adjustment’’ under the contingent debt regulations equal to the amount of such deficit.  This net negative adjustment:

•	will first reduce the U.S. Holder’s interest income on the optionally exchangeable note for that taxable year;

•
to the extent of any excess, will give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the optionally exchangeable note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

•
to the extent of any excess after the application of the previous two bullet points, will be carried forward as a negative adjustment to offset future interest income with respect to the optionally exchangeable note or to reduce the amount realized on a sale, exchange or retirement of the optionally exchangeable note.

With respect to U.S. Holders who are individuals, a net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Generally, the sale, exchange or retirement of an optionally exchangeable note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange or retirement of an optionally exchangeable note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received (the “amount realized”), and (b) the U.S. Holder’s adjusted tax basis in the optionally exchangeable note.  As discussed above, to the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange or retirement of the optionally exchangeable notes.

For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed, to the extent that actual payments with respect to the notes during the year of the scheduled retirement are greater or lesser than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

A U.S. Holder’s adjusted tax basis in an optionally exchangeable note generally will be equal to the U.S. Holder’s original purchase price for the optionally exchangeable note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the optionally exchangeable note (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange or retirement of an optionally exchangeable note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the optionally exchangeable note, and thereafter capital loss (which will be long-term capital loss if the optionally exchangeable note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  If a U.S. Holder recognizes a loss upon a sale or other disposition of an optionally exchangeable note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS.  See “—Disclosure Requirements” below.

Special rules will apply if one or more contingent payments on an optionally exchangeable note become fixed.  If one or more contingent payments on an optionally exchangeable note become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on an optionally exchangeable note become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the note.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations.  A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note will also be affected.  U.S. Holders should consult their tax advisers concerning the application of these special rules.

Mandatorily Exchangeable Notes

Under current U.S. federal income tax law, the U.S. federal income tax treatment of a mandatorily exchangeable note is uncertain and will depend on the terms of the mandatorily exchangeable note.  Prospective purchasers of mandatorily exchangeable notes should review the applicable pricing supplement and consult with their tax advisers.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

The U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of a note that has principal or interest determined by reference to commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices will vary depending upon the exact terms of the note and related factors.  Unless otherwise stated in the applicable pricing supplement, such notes will be subject to the same U.S. federal income tax treatment as optionally exchangeable notes.

Units

Under current U.S. federal income tax law, the U.S. federal income tax treatment of a unit is uncertain and will depend on the terms of the unit.  Prospective purchasers of units should review the applicable pricing supplement and consult with their tax advisers.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the notes and the units and the proceeds from a sale or other disposition of the notes and units, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the notes and the units and the proceeds from a sale or other disposition of the notes and the units, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Disclosure Requirements

Applicable Treasury regulations require taxpayers that participate in certain “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction.  In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the IRS upon demand.  A transaction may be a “reportable transaction” based on any of several criteria.  Whether an investment in a note or a unit constitutes a “reportable transaction” for any holder depends on the holder’s particular circumstances.  Holders should consult their tax advisers concerning any possible disclosure obligation that they may have with respect to their investment in the notes or the units and should be aware that we (or other participants in the transaction) may determine that the investor list maintenance requirement applies to the transaction and comply accordingly with this requirement.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We are offering the Series G and Series H medium-term notes and the Series G and Series H units on a continuing basis through Morgan Stanley & Co. International plc (an affiliate of ours), which we refer to as the “agent”. We may also use other agents that will be named in the applicable pricing supplement. The agent has, or will have, agreed to use reasonable efforts to solicit offers to purchase the securities.  We will have the sole right to accept offers to purchase the securities and may reject any offer in whole or in part.  The agent may reject, in whole or in part, any offer it solicited to purchase securities.  Unless otherwise specified in the applicable pricing supplement, we will pay the agent, in connection with sales of the securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities.  We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

We may also sell the securities to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement.  The agent may resell the securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement.  The agent may offer the securities it has purchased as principal to other dealers.  The agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that the agent will receive from us.  After the initial public offering of securities that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

In compliance with U.S. federal income tax laws and regulations, Morgan Stanley and the agent have agreed that the agent will not, in connection with the original issuance of any bearer notes either alone or as part of a unit or during the restricted period with respect to such bearer notes, offer, sell or deliver, directly or indirectly, any bearer notes either alone or as part of a unit in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations.  In addition, the agent has represented and agreed that it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling bearer notes are aware of the above restrictions on the offering, sale or delivery of bearer notes.

The agent may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”).  We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agent for specified expenses.

With respect to securities to be offered or sold in the United Kingdom, each of the agent, underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities has represented and agreed, or will represent and agree, that:

(1)      it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to any securities in, from or otherwise involving the United Kingdom;

(2)      it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley; and

(3)      with respect to any securities that have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business, and (b) it has not offered or sold and will not offer or sell any such notes other than to persons:

(i)    whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(ii)   who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses,

where the issue of the securities would otherwise constitute a contravention of Section 19 of the FSMA by Morgan Stanley.

Where securities have a maturity of less than one year from their date of issue and either (a) the issue proceeds are received by Morgan Stanley in the United Kingdom or (b) the activity of issuing the securities is carried on from an establishment maintained by Morgan Stanley in the United Kingdom, each such security must:  (i)(A) have a minimum redemption value of £100,000 (or its equivalent in other currencies) (B) no part of any such security may be transferred unless the redemption value of that part is not less than £100,000 (or its equivalent in other currencies) and (C) be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses; or (ii) be issued in other circumstances which do not constitute a contravention of Section 19 of the FSMA by Morgan Stanley.

The securities have not been, and will not be, registered under the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) (the “FIEL”).  Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to, or for the account or benefit of, others for the re-offering or re-sale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

We have represented and agreed, and any dealers will represent and agree, that we and any dealers will not offer or sell, directly or indirectly, any securities in the Republic of France and will not distribute or cause to be distributed in the Republic of France this prospectus supplement or the prospectus or any other offering material relating to the securities, except to qualified investors (investisseurs qualifiés) as defined in and in accordance with Articles L.411-2 and D.411-1 to D.411-3 of the French Code Monétaire et Financier.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the agent, dealer and underwriter has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any securities will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement as completed by the pricing supplement in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State:

(1)  if the pricing supplement in relation to the securities specifies that an offer of those securities may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the pricing supplement contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or pricing supplement, as applicable;

(2)  at any time to any legal entity which is a qualified investor as defined in the Prospective Directive;

(3)  at any time to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant agent, underwriter or dealer nominated by Morgan Stanley for any such offer; or

(4)  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (2) to (4) above shall require Morgan Stanley or any agent, underwriter or dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Other than with respect to the admission to listing, trading and/or quotation by such one or more listing authorities, stock exchanges and/or quotation systems as may be specified in the applicable pricing supplement, no action has been or will be taken in any country or jurisdiction by Morgan Stanley or the agent that would permit a public offering of any securities or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required.  Persons into whose hands this prospectus supplement, the related offering circular or any pricing supplement comes are required by Morgan Stanley and the agent to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver securities or have in their possession or distribute such offering material, in all cases at their own expense.

The agent may make a market in the securities or, if separable, any other securities included in units, as applicable laws and regulations permit.  The agent is not obligated to do so, however, and the agent may cease to make a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for the securities or if separable, any other securities included in any units.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on the securities.  Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position for its own accounts.  A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agent under any overallotment option.  The agent can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market.  In determining the source of securities to close out a covered short sale, the agent will consider, among other things, the open market price of these securities compared to the price available under the overallotment option.  The agent may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position.  The agent must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities or any other securities in the open market to stabilize the price of the securities or of any other securities.  Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of the securities.  Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of the securities through the agent, we may issue other debt securities under the indentures referred to in this prospectus supplement or other units similar to those described in this prospectus supplement.  Those debt securities may include medium-term notes and units under our Series F prospectus supplement.  We refer to those notes as “Series F medium-term notes” and those units as “Series F units.”  The Series F medium-term notes and Series F units may have terms substantially similar to the terms of the securities offered under this prospectus supplement.  The Series F medium-term notes and Series F units may be offered concurrently with the offering of the securities, on a continuing basis primarily in the United States by us, under a distribution agreement with Morgan Stanley & Co. LLC, as agent for us.  The terms of that distribution agreement, which we refer to as the U.S. Distribution Agreement, are substantially similar to the terms of the distribution agreement for the offering of securities in the Series G and H program, except for selling restrictions specified in that distribution agreement.

LEGAL MATTERS

The validity of the notes, the units and any securities included in the units will be passed upon for Morgan Stanley by Davis Polk & Wardwell LLP or other counsel who is satisfactory to the agents and who may be an officer of Morgan Stanley.  Sidley Austin llp will pass upon some legal matters relating to the notes, units and any securities included in the units for the agent.  Sidley Austin llp has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters.

PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY		REGISTERED OFFICE OF THE COMPANY IN DELAWARE
1585 Broadway New York, New York 10036 U.S.A.		The Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801 U.S.A.

TRUSTEES
(Senior Notes) The Bank of New York Mellon 101 Barclay Street New York, New York 10286 U.S.A.		(Subordinated Notes) The Bank of New York Mellon 101 Barclay Street New York, New York 10286 U.S.A.

PRINCIPAL PAYING AGENT, EXCHANGE AGENT AND TRANSFER AGENT FOR BEARER NOTES AND REGISTERED NOTES UNIT AGENT AND COLLATERAL AGENT FOR UNITS WARRANT AGENT FOR WARRANTS
The Bank of New York Mellon, London Branch One Canada Square London E14 5AL U.K.

OTHER PAYING AGENT AND TRANSFER AGENT FOR REGISTERED NOTES
(Senior Notes) The Bank of New York Mellon 101 Barclay Street New York, New York 10286 U.S.A.		(Subordinated Notes) The Bank of New York Mellon 101 Barclay Street New York, New York 10286 U.S.A.

LEGAL ADVISORS TO THE COMPANY		LEGAL ADVISORS TO THE AGENTS
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 U.S.A.		Sidley Austin llp 787 Seventh Avenue New York, New York 10019 U.S.A.

LEGAL ADVISORS AS TO ENGLISH LAW
Clifford Chance Limited Liability Partnership 10 Upper Bank Street London E14 5JJ U.K.

AUTHORIZED ADVISOR
Morgan Stanley & Co. International plc 25 Cabot Square Canary Wharf London E14 4QA U.K.

AUDITORS OF THE COMPANY
Deloitte & Touche llp Two World Financial Center New York, New York 10281 U.S.A.